Exhibit 99.1

News Release

Berry Global and Glatfelter Announce Plans for Tax-Free Spin-Off and Merger of Berry’s Health, Hygiene and Specialties Global Nonwovens and Films Business with Glatfelter, Creating a Global Specialty Materials Leader

Combination creates a large-scale global franchise with an industry-leading solution set serving attractive, growing specialty materials markets

Establishes leading positions in the high value-added categories within the specialty materials industry, served by differentiated innovation capabilities

Transaction values the combined company at $3.6 billion on an enterprise value basis, with pro forma revenue of ~$3.6 billion and Adj. EBITDA (1) of ~$455 million

Berry and Glatfelter shareholders to own 90% and 10% of the combined company, respectively. Berry to receive an approximate net $1 billion cash distribution at closing

Enhances earnings power with secular rebound and expected cost synergies of at least $50 million by year three

Tax-efficient Reverse Morris Trust transaction allows for full shareholder participation in upside of combined company

Accelerates strategic repositioning of Berry to a pure-play provider of innovative, sustainable global packaging solutions

Improves Glatfelter’s leverage profile to increase shareholder value – transaction pro forma net leverage (2) of 4x

Meaningfully accelerates Glatfelter’s strategy to further optimize product portfolio and strengthen strategic innovation and sustainability offerings

Significant step in the optimization of Berry’s portfolio and the culmination of a comprehensive review to drive value creation for Berry shareholders

Berry and Glatfelter to Host Joint Investor Conference Call, Wednesday February 7, 2024 at 8:30 AM Eastern Daylight Time

EVANSVILLE, IN & CHARLOTTE, NC--(BUSINESS WIRE)—Feb. 7, 2024-- Berry Global Group, Inc. (NYSE:BERY) and Glatfelter Corporation (NYSE:GLT) announced today they have entered into definitive agreements for Berry to spin-off and merge the majority of its Health, Hygiene and Specialties segment to include its Global Nonwovens and Films business (“HHNF”) with Glatfelter, to create a leading, publicly-traded company in the specialty materials industry. The Boards of Directors of Berry and Glatfelter have unanimously approved the transaction.

The new combined company (“NewCo”) will become a global leader in the growing specialty materials industry, serving the world’s largest brand owners across global end markets with favorable long-term growth dynamics. HHNF brings an extensive portfolio of proprietary technologies, with a strong focus on healthcare, hygiene, and specialty end markets, while Glatfelter provides a broad range of innovation capabilities and sustainability solutions. Together, the combined company will offer a highly complementary product suite, including both polymer-based and fiber-based solutions, supported by strong innovation capabilities, with significant geographic diversification and a presence in all major markets.

“This announcement is the culmination of a comprehensive review of strategic alternatives to determine the value-maximizing path forward for Berry shareholders”, said Kevin Kwilinski, Berry’s Chief Executive Officer. “We believe these two businesses, in combination, can drive significant value for shareholders with complementary portfolios, positioning each for greater success. Following completion of the transaction, Berry will become a pure-play provider of innovative, sustainable global packaging solutions, which we believe will deliver even more predictable earnings growth for Berry shareholders. Additionally, we believe HHNF in combination with Glatfelter will thrive as an independent company that is positioned to drive long-term growth with its global brand-owner customers.”

"The uniting of our organizations creates a premier nonwovens supplier and a global leader in specialty materials, with the talent, technologies, scale, and footprint to deliver commercial and operational excellence, and a wide range of solutions for our customers. Our combined company is scaled to accelerate innovation and leverage our intellectual property over a large worldwide commercial platform and is well positioned to deliver substantial shareholder value," said Thomas Fahnemann, Glatfelter's President and Chief Executive Officer.

Berry to Enhance its Focus on Consumer Packaging Leadership

In September, Berry announced a review of strategic alternatives for its Health, Hygiene & Specialties (‘HH&S’) segment. Today's announcement is the culmination of a comprehensive review of strategic alternatives to determine the value-maximizing path forward for Berry shareholders. The remaining HH&S businesses, including Berry’s tapes business, will be retained by Berry.

The proposed transaction marks an important milestone in Berry’s transition to becoming a streamlined and focused provider of consumer packaging. Post-separation, Berry will continue to offer industry-leading products, solutions, and material science to help customers achieve their commercial and sustainability goals. Pro forma for the separation transaction, Berry generated approximately $10.2 billion of revenue and $1.8 billion in Adjusted EBITDA for the last twelve months period end December 30, 2023. Furthermore, in conjunction with today’s announcement, Berry will change the name of its Engineered Materials segment to Flexibles to showcase the continued evolution of this segment towards high-value products and solutions.

Glatfelter to Deliver Significant Shareholder Value and Platform for Future Growth

For Glatfelter, the proposed transaction represents the next significant milestone in the Company’s time-tested strategy as a leading global supplier of specialty materials. The combination of Berry’s HHNF business and Glatfelter provides meaningful scale given the complementary technology and product portfolios, along with a platform for considerable growth in future periods. The transaction provides NewCo the opportunity to deliver significant value creation for Glatfelter shareholders by immediately deleveraging Glatfelter’s balance sheet and increasing the equity value of the overall enterprise, while also enhancing its credit profile with customers and suppliers. Glatfelter’s recent focus on optimizing its portfolio, managing the price/cost spread dynamic, and driving commercial and operational excellence, along with G&A cost discipline, provides the foundation to meaningfully contribute towards the overall success of NewCo.

Financial Highlights

Together, HHNF and Glatfelter generated pro forma revenue of approximately $3.6 billion and Adjusted EBITDA (1) of approximately $455 million based on combined results for the last twelve months (‘LTM’) period ended December 2023 for Berry and the LTM period ended September 2023 for Glatfelter, along with expected cost synergies of $50 million and combined pro forma adjustments of $25 million to be realized by year three.

(1)	Adjusted/Operating EBITDA are non-GAAP measures that refer to earnings before interest, taxes, depreciation, and amortization, pro forma, and as further described as Operating EBITDA for the LTM period ended December 2023 for Berry and Adjusted EBITDA for the LTM period ended September 2023 for Glatfelter, along with expected cost synergies of $50 million and combined pro forma adjustments to be realized by year three. A reconciliation to the nearest GAAP can be found in GLT’s September 10-Q for adjusted earnings and Berry numbers are a carveout of HH&S and unaudited.

(2)	Pro forma net leverage is a non-GAAP measure and refers to NewCo.’s net debt divided by adjusted EBITDA

Governance and Management

The new, publicly-traded company, which will be renamed and rebranded by transaction close, will be led by Curt Begle, Berry’s current President of HH&S, who will serve as CEO. Additional members of the combined company's senior management team will be announced at a later date.

“I am humbled and honored to be trusted as the leader of this new global enterprise and its 8,700 skilled and dedicated team members. This combination positions us to delight our customers, enhance the lives of our employees, and create value for our shareholders. Today’s announcement is the first step in creating a pure-play leader in nonwovens and specialty materials well-positioned in growing, global markets. We will increase the combined company’s relevance as a supplier of choice, through product innovation, superior service, and reliability. Our combined, well-invested platforms will provide value-added product offerings with leading sustainability-driven solutions for brand-owner customers globally,” stated Curt Begle, President of Berry’s Health, Hygiene & Specialties division.

The Board of Directors of the combined company will initially be comprised of nine total members, consisting of six designated by Berry and three designated by Glatfelter. The chairman will be designated by Glatfelter, and all directors will be named at a future date.

Strategic Rationale of the Combination

•	Creates a leading global competitor in the large and growing specialty materials industry
•	Broadens substrate, product and end market mix, combining highly complementary portfolios
•	Provides for significant geographic diversification with a presence in all major markets
•	Scales resources to drive innovation and leverage R&D across a large, global franchise
•	Combines extensive operational expertise, coupled with deep industry knowledge and technical know-how
•	Enables significant synergy potential; expected cost synergies $50 million composed of a combination of procurement, G&A and other operational improvement opportunities expected by the third year following closing

Transaction Details

The transaction is being structured as a Reverse Morris Trust transaction and is intended to be tax-free to Berry, Glatfelter and their respective shareholders for U.S. federal income tax purposes. Key details of the transaction include:

•	Ownership: Berry shareholders will own 90% of the combined company's common shares upon consummation of the transaction. Glatfelter shareholders will own the remaining 10% of the combined company.
•	Cash Proceeds: Berry is expected to receive net cash proceeds of approximately $1 billion at close and intends to use these proceeds to repay existing debt. Berry expects to maintain its existing capital allocation priorities following this transaction.
•	Financing: NewCo. has obtained committed financing from Citigroup and Wells Fargo Bank, N.A. and expects to raise permanent debt financing by transaction close, resulting in net leverage of approximately 4.0x, inclusive of Glatfelter’s $500 million 4.75% Senior Notes due 2029, which are anticipated to remain outstanding.
•	Closing: Closing of the transaction is expected to occur in the second half of calendar 2024, subject to various customary closing conditions, including regulatory approvals and Glatfelter shareholder approval. No vote of Berry’s shareholders is required for the transaction. Employee representation will be involved where applicable.
•	Pro Forma Impact to Berry: The transaction is expected to be leverage neutral to Berry.

Additionally, prior to closing of the transaction, Glatfelter will complete a reverse stock split of all of its issued and outstanding common stock. The reverse stock split ratio will be determined by Glatfelter and Berry, closer to the closing date of the transaction, and additional information will be provided prior to the effective time of the reverse stock split.

Conference Call Details

Berry and Glatfelter management will together discuss the transaction on a joint conference call/webcast scheduled for today at 8:30 a.m. ET. This call is expected to last approximately 30 minutes. A copy of this release along with the investor presentation can be found on Glatfelter’s investor website at www.glatfelter.com.

This will be followed by a separate conference call to discuss Berry’s fiscal first quarter 2024 financial results at 10:00 a.m. ET today. Both calls will be webcast live at the Company’s website at https://ir.berryglobal.com/financials. A new, simplified event registration and access provides two ways to access the call. A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

By Telephone

Participants may register for the transaction announcement call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

Via the Internet

The transaction-related conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click on the following link: https://ir.berryglobal.com/financials. A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Advisors

Citigroup Global Markets Inc. and Wells Fargo are serving as financial advisors to Berry, and Bryan Cave Leighton Paisner LLP is serving as legal advisor to Berry. J.P. Morgan Securities LLC is serving as financial advisor to Glatfelter, and King & Spalding LLP is serving as legal advisor.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical, including statements relating the expected timing, completion and effects of the proposed transaction between Berry and Glatfelter, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to strategy, plans, intentions, or expectations. All statements relating to estimates and statements about the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction, benefits of the transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts are forward-looking statements. In addition, senior management of Berry and Glatfelter, from time to time make forward-looking public statements concerning expected future operations and performance and other developments.

Actual results may differ materially from those that are expected due to a variety of factors, including without limitation: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; the risk that Glatfelter shareholders may not approve the transaction proposals; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner; risks that the anticipated tax treatment of the proposed transaction is not obtained; risks related to potential litigation brought in connection with the proposed transaction; uncertainties as to the timing of the consummation of the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; risks and costs related to the implementation of the separation of the Berry’s HH&S global nonwovens and films business into a new entity (“Spinco”), including timing anticipated to complete the separation; any changes to the configuration of the businesses included in the separation if implemented; the risk that the integration of the combined companies is more difficult, time consuming or costly than expected; risks related to financial community and rating agency perceptions of each of Berry and Glatfelter and its business, operations, financial condition and the industry in which they operate; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on the ability of the parties to retain customers and retain and hire key personnel and maintain relationships with their counterparties, and on their operating results and businesses generally; and other risk factors detailed from time to time in Glatfelter’s and Berry’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the registration statements, proxy statement/prospectus and other documents that will be filed with the SEC in connection with the proposed transaction. The foregoing list of important factors may not contain all of the material factors that are important to you. New factors may emerge from time to time, and it is not possible to either predict new factors or assess the potential effect of any such new factors. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available as of the date hereof. All forward-looking statements are made only as of the date hereof and neither Berry nor Glatfelter undertake any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Berry and Glatfelter. In connection with the proposed transaction, Berry and Glatfelter intend to file relevant materials with the SEC, including a registration statement on Form S-4 by Glatfelter that will contain a proxy statement/prospectus relating to the proposed transaction. In addition, Spinco expects to file a registration statement in connection with its separation from Berry. This communication is not a substitute for the registration statements, proxy statement/prospectus or any other document which Berry and/or Glatfelter may file with the SEC. STOCKHOLDERS OF BERRY AND GLATFELTER ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of the registration statements and proxy statement/prospectus (when available) as well as other filings containing information about Berry and Glatfelter, as well as the Spinco, without charge, at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Berry or the Spinco will be made available free of charge on Berry’s investor relations website at https://ir.berryglobal.com. Copies of documents filed with the SEC by Glatfelter will be made available free of charge on Glatfelter's investor relations website at https://www.glatfelter.com/investors.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to sell, subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

Berry and its directors and executive officers, and Glatfelter and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Glatfelter capital stock and/or the offering of securities in respect of the proposed transaction. Information about the directors and executive officers of Berry, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Security Ownership of Beneficial Owners and Management” in the definitive proxy statement for Berry’s 2024 Annual Meeting of Stockholders, which was filed with the SEC on January 4, 2024 (https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001378992/000110465924001073/tm2325571d6_def14a.htm). Information about the directors and executive officers of Glatfelter including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Ownership of Company Stock” in the proxy statement for Glatfelter's 2023 Annual Meeting of Shareholders, which was filed with the SEC on March 31, 2023 (https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0000041719/000004171923000012/glt-20230331.htm). In addition, Curt Begle, the current President of the Berry’s Health, Hygiene & Specialties Division, will be appointed as Chief Executive Officer of the combined company. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

About Berry

At Berry Global Group, Inc. (NYSE: BERY), we create innovative packaging solutions that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry-leading talent of over 40,000 global employees across more than 250 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website, or connect with us on LinkedIn or Twitter. (BERY-F)

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high-quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2022 revenue was $1.5 billion with approximately 2,980 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, France, Spain, the United Kingdom, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about the Company may be found on our website at www.glatfelter.com or connect with us on LinkedIn.

Berry Global, Inc.

Investor Contact

Dustin Stilwell

VP, Investor Relations

+1 812.306.2964

ir@berryglobal.com

Global Media Contact

Laci Scourfield

+1 812.250.3884

mediarelations@berryglobal.com

Glatfelter Corporation

Investor Contact

Ramesh Shettigar

+1 717.225.2746

Ramesh.Shettigar@glatfelter.com

Media Contact

Eileen L. Beck

+1 717.225.2793

Eileen.Beck@glatfelter.com